Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 21, 2020 relating to the financial statements of M/I Homes, Inc. and the effectiveness of M/I Homes, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of M/I Homes, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Columbus, Ohio

March 6, 2020